Exhibit 99.1

PSB HOLDINGS, INC. DECLARES SEMI-ANNUAL CASH

DIVIDEND OF $.38 PER SHARE PAYABLE DECEMBER 28, 2012

Wausau, WI. – November 30, 2012 – PSB Holdings, Inc. (OTCQB: PSBQ) announced that its Board of Directors on November 28, 2012 declared a regular semi-annual cash dividend of $.38 per share, payable December 28, 2012 to shareholders of record as of December 14, 2012.  This represents an increase of 7.8% over the semi-annual cash dividend of $.352 per share (adjusted for the 5% dividend paid in the form of PSB common stock on July 30, 2012) declared last year on December 20, 2011.  The current dividend continues a 48 year tradition of cash dividends to PSB shareholders.  The annualized cash dividend yield is 2.71% based on recent market trades of $28.00 per share.  PSB’s common stock is available through independent brokers and traded on the Over the Counter Bulletin Board Exchange and OTC Markets under the stock symbol PSBQ.

While this declaration represents the regular semi-annual dividend, PSB’s Board of Directors elected to pay this dividend in December 2012, rather than during January 2013 as is customary, to take advantage of currently low federal tax rates applicable to this cash dividend on PSB common stock.  Current federal income tax rates applicable on “ordinary” dividends such as PSB’s cash dividend expire on December 31, 2012.  Although President Obama and Congress continue to negotiate the final resolution of many expiring federal tax provisions, it is very possible that federal tax rates applicable to ordinary dividends paid in 2013 will be significantly higher than tax rates applicable to dividends paid in 2012.  Because a significant portion of PSB common stock is held by shareholders that are likely to be subject to higher federal income tax rates on ordinary dividends received in 2013, the Board of Directors believed it was prudent and in the best interest of shareholders to pay this regular semi-annual dividend during 2012.  The Company intends to return to its traditional cash dividend payment schedule during 2013 with the next regular semi-annual dividend anticipated to be paid during July 2013.  All future Company dividend declarations are dependent on several future factors including continued profits, compliance with banking regulation, and asset growth projections.

Also at its November 28, 2012 meeting, PSB increased the size of its Board to twelve and appointed Mr. Lee A. Guenther as a director effective at the January 2013 Board meeting.  Mr. Guenther will also serve as a director of PSB’s wholly owned subsidiary, Peoples State Bank.  Mr. Guenther, 60, is the President and CEO of T.A. Solberg Co., a closely held, Northern Wisconsin company with seven grocery stores, six Shell convenience stores, and a variety of other retail lines of business operated by over 1,000 T.A. Solberg Co. employees.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ.  More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.  PSB’s common stock is available for purchase on the open market by contacting your investment advisor.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2011. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

# # #